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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

            New England Bancshares, Inc. Reports Record Earnings for
                     the Three Months Ended March 31, 2008

ENFIELD, CT, May 1, 2008 - New England Bancshares,  Inc. (the "Company") (Nasdaq
GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported net income for the quarter ended March 31, 2008 of $524,000, or $0.09 per diluted and basic share as compared to $196,000, or $0.04 per diluted and basic share, reported for the same quarter a year ago. Net income for the year ended March 31, 2008 was $1.2 million, or $0.21 and $0.22 per diluted and basic share, respectively, as compared to $970,000, or $0.19 and $0.20 per diluted and basic share, respectively, for the year ended March 31, 2007.

Earnings for the three months and year ended March 31, 2008 include the operations of Valley Bank commencing on July 12, 2007, the date that First Valley Bancorp, Inc., the holding company for Valley Bank, was acquired by the Company. In connection with the acquisition, each share of First Valley Bancorp, Inc. was converted into $9.00 in cash and 0.8907 shares of the Company, resulting in the issuance of 1,068,625 shares and the payment of $10.8 million in cash. Through the acquisition of First Valley Bancorp, Inc., the Company acquired $190.6 million of assets, including $141.0 million of net loans, and $178.4 million of liabilities, including $168.5 million of deposits and $8.5 million of borrowings.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three months ended March 31, 2008 increased by $1.7 million, or 72.2%, compared to the three months ended March 31, 2007. The increase for the quarter was primarily due to an increase in average interest earning assets of $203.4 million and a 30 basis point increase in yield on average interest earning assets, partially offset by a $193.2 million increase in average interest bearing liabilities and a 20 basis point increase in the rate paid on average interest bearing liabilities. The changes in the yield on average interest earning assets and the rate paid on average interest bearing liabilities caused the Company's interest rate spread to increase from 2.89% for the quarter ended March 31, 2007 to 2.97% for the quarter ended March 31, 2008. The Company's net interest margin for the quarter ended March 31, 2008 was 3.49% compared to 3.66% in the year earlier period.

NONINTEREST INCOME
Noninterest income was $502,000 and $316,000 for the three months ended March 31, 2008 and 2007, respectively, and $1.3 million and $1.0 million for the year ended March 31, 2008 and 2007, respectively. Noninterest income for the year ended March 31, 2008 was affected by a $93,000 loss on sale of investments. In the first quarter of fiscal 2008 the Company recognized a $223,000 loss related to the sale of two mutual funds totaling $6.4 million. Based on the

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forecasts for interest rates and the continued  loss position of the funds,  the
Company decided to sell the funds and reinvest the proceeds in loans and other investments. In addition, during the three months ended March 31, 2008 the Company recognized $109,000 of gains on sales and calls of securities as interest rates declined. The Company's composition of noninterest income has changed with the acquisition of Valley Bank, primarily due to its investment services subsidiary, Riverside Investments. For the three months and year ended
March  31,  2008,  Riverside  Investments   contributed  $43,000  and  $127,000,
respectively, to the Company's noninterest income.

INCOME TAX EXPENSE
Income tax expense increased from $153,000 for the three months ended March 31, 2007 to $173,000 for the three months ended March 31, 2008 and from $505,000 for the year ended March 31, 2007 to $728,000 for the year ended March 31, 2008. The effective tax rates were 25.0% and 43.8% for the three months ended March 31, 2008 and 2007, respectively, and 37.5% and 34.2% for the year ended March 31, 2008 and 2007, respectively. For the year ended March 31, 2008, the $223,000 loss on sale of the mutual funds described above is considered a capital loss and can only be offset by capital gains. The Company was able to offset $68,000 of the loss from a capital gain recorded two years ago; however, the Company is not able to record a tax benefit on the remaining $155,000 capital loss. The $155,000 is allowed to be carried forward for five years to offset future capital gains. A valuation allowance has been established for the full $155,000 as the Company does not expect to utilize the capital loss carryforward.

LOANS AND DEPOSITS GROW
At March 31, 2008 total assets were $518.2 million, an increase of $234.0 million, or 82.4%, from March 31, 2007. Net loans outstanding increased $173.3 million, or 87.3%, to $371.8 million at March 31, 2008 compared to March 31, 2007. At March 31, 2008, commercial real estate and commercial loans accounted for 56.1% of the loan portfolio, residential mortgage loans accounted for 33.7%; and consumer loans accounted for 10.2%. It has been the Company's policy not to originate or invest in sub-prime or Alt-A loans. Total deposits increased $188.6 million to $370.3 million at March 31, 2008 from $181.7 million at March 31, 2007. Securities sold under agreements to repurchase decreased $622,000 from $9.2 million at March 31, 2007 to $8.6 million at March 31, 2008. Borrowed funds increased $32.2 million to $65.8 million at March 31, 2008 compared to $33.6 million at March 31, 2007.

STOCK REPURCHASE PROGRAM
On October 9, 2007 the Company announced the authorization of a stock repurchase program to purchase 320,986 shares of the Company's outstanding common stock. On March 7, 2008 the Company announced the completion of the repurchase program at an average price of $11.70, for a total of $3.8 million.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking

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statements to reflect events or circumstances  after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.

                               Statistical Summary
                                   (unaudited)
                 (dollars in thousands, except per share data)

Income Statement Data                     Three Months Ended     Twelve Months
---------------------                          March 31,         Ended March 31,
                                            2008      2007       2008      2007
                                            ----      ----       ----      ----
Net interest and dividend income           $ 3,967   $ 2,304   $13,861   $ 9,369
Provision for loan losses                       99        60       307       242
Noninterest income                             502       316     1,338       991
Noninterest expense                          3,673     2,211    12,949     8,643
Net income                                     524       196     1,215       970
Earnings per share:
   Basic                                   $  0.09   $  0.04   $  0.22   $  0.20
   Diluted                                    0.09      0.04      0.21      0.19

Dividend per share                         $  0.03   $  0.03   $  0.12   $  0.12

Balance Sheet Data                            March 31, 2008      March 31, 2007
------------------                            --------------      --------------
Total assets                                     $518,179            $284,158
Total loans, net                                  371,769             198,447
Loan loss reserve                                   4,046               1,875
Total deposits                                    370,312             181,675
Repurchase agreements                               8,555               9,177
Borrowings                                         65,821              33,587
Total equity                                       68,737              57,266
Book value per share(1)                             11.96               11.65
Tangible book value per share(2)                     8.94               11.30

Key Ratios                            Three Months Ended    Twelve Months Ended
----------                                 March 31,             March 31,
                                        2008       2007       2008       2007
                                        ----       ----       ----       ----
Return on average assets                0.36%      0.29%      0.27%      0.39%
Return on average equity                3.04%      1.39%      1.83%      1.81%
Net interest margin                     3.49%      3.66%      3.53%      3.84%

(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $11.27 and $10.71 at March 31, 2008 and March 31, 2007, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $8.42 and $10.40 at March 31, 2008 and March 31, 2007, respectively.

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